NEWS RELEASE for May 13, 2021

Contact: Dina Masi, CFO

Integrated BioPharma, Inc.

investors@ibiopharma.com

              888.319.6962

Integrated BioPharma Reports Results for its Quarter Ended March 31, 2021

HILLSIDE, NEW JERSEY (May 13, 2021) - Integrated BioPharma, Inc. ((OTCQX: INBP)) (the “Company” or “INBP”) reports its financial results for the quarter ended March 31, 2021.

Revenue for the quarter ended March 31, 2021 was $17.1 million compared to $13.6 million for the quarter ended March 31, 2020, an increase of $3.4 million or 25.2%.  The Company had operating income of $1.7 million and $1.0 million in the quarters ended March 31, 2021 and 2020, respectively.

Revenues for the nine-month period ended March 31, 2021 were $46.5 million compared to $39.2 million for the nine-month period ended March 31, 2020, an increase of $7.3 million or 18.6%.  The Company had operating income for the nine-month period ended March 31, 2021 of $4.5 million compared to operating income of $2.6 million for the nine-month period ended March 31, 2020.

For the quarter ended March 31, 2021, the Company had net income of $1.2 million or $0.04 per share of common stock, compared with net income of $0.9 million or $0.03 per share of common stock for the quarter ended March 31, 2020.  The Company’s diluted net income per share of common stock for the quarters ended March 31, 2021 and 2020 were $0.04 and $0.03 per share of common stock, respectively.

For the nine-month period ended March 31, 2021, the Company had net income of $3.5 million or $0.12 per share of common stock, compared with net income of $2.7 million or $0.07 per share of common stock for the nine-month period ended March 31, 2020.  The Company’s diluted net income per share of common stock for the nine-month periods ended March 31, 2021 and 2020 were $0.11 and $0.07 per share of common stock, respectively.

“We are excited to report that our revenue increased by approximately 19% in the nine-month period ended March 31, 2021 from the prior nine-month period ended March 31, 2020 and that our revenue from our two significant customers in our Contract Manufacturing Segment remained consistent; representing approximately 92% of total revenue in each of the nine-month periods ended March 31, 2021 and 2020,” stated the Co-Chief Executive Officers of the Company, Riva Sheppard and Christina Kay.

A summary of our financial results for the three and six months ended March 31, 2021 and 2020 follows:

INTEGRATED BIOPHARMA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(Unaudited)
	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2021	2020	2021	2020

Total revenue	$17,072	$13,631	$46,501	$39,234
Cost of sales	14,411	11,779	39,293	33,957
Gross profit	2,661	1,852	7,208	5,277
Selling and administrative expenses	942	892	2,736	2,636
Operating income	1,719	960	4,472	2,641
Other expense, net (1)	(13)	(43)	(169)	(218)

Income before income taxes	1,706	1,003	4,303	2,423
Provision for income taxes	465	67	797	216
Net income	$1,241	$936	$3,506	$2,207

Net earnings per common share:
Basic	$0.04	$0.03	$0.12	$0.07
Diluted	$0.04	$0.03	$0.11	$0.07
Weighted average common shares outstanding:
Basic	29,709,992	29,565,943	29,671,251	29,565,943
Diluted	32,863,638	30,885,323	32,445,415	30,679,252

(1)  Includes interest expense of $58, $96, $213 and $329 and unrealized gain (loss) on investments, a non-cash item, of $22, $90, $(51) and $35, respectively.

About Integrated BioPharma Inc. (INBP)

Integrated BioPharma, Inc. is engaged primarily in manufacturing, distributing, marketing and sales of vitamins, nutritional supplements and herbal products. Further information is available at www.ibiopharma.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, as well as assumptions, that, if they never materialize or prove incorrect, could cause the results of INBP to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements generally are identified by the words “expects,” “anticipates,” believes,” intends,” “estimates,” “should,” “would,” “strategy,” “plan” and similar expressions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements and are not guarantees of future performance. Such statements speak only as of the date hereof, are subject to change and should not be relied upon for investment purposes.  INBP undertakes no obligation to revise or update any statements for any reasons. The risks, uncertainties and assumptions include developments in the market and related products and services, risks associate with the outbreak and continued spread of COVID-19, the Company’s ability to maintain the qualitative and quantitative continued trading qualifications of the OTCQX Best Market and other risks and uncertainties described in the section entitled “Risk Factors” in INBP’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q. Accordingly, INBP cannot give assurance that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of INBP.